Exhibit 99.1

Sensei Biotherapeutics Announces Acquisition of Faeth Therapeutics and $200 Million Concurrent Private Placement

Acquisition of Faeth and concurrent $200 million private investment positions the combined company to advance its pipeline across key clinical milestones in endometrial and breast cancer

PIKTOR is an investigational all-oral, multi-node inhibitor of the PI3K/AKT/mTOR pathway in development across solid tumor settings, including endometrial and breast cancer

Sensei to host an audio-only conference call and webcast today, February 18, 2026, at 8:30 a.m. ET

BOSTON, February 18, 2026 – Sensei Biotherapeutics, Inc. (Nasdaq: SNSE) today announced that it has acquired Faeth Therapeutics Inc. (“Faeth”), a clinical-stage biotechnology company developing multi-node therapies that target tumor metabolism and signaling. The acquisition brings Faeth’s lead asset PIKTOR, a proprietary investigational all-oral combination of serabelisib and sapanisertib that inhibits multiple nodes of the PI3K/AKT/mTOR pathway through PI3K-alpha and dual mTORC1/2 targeting, into Sensei’s pipeline.

Concurrent with the acquisition, Sensei entered into a definitive agreement for the sale of Series B non-voting convertible preferred stock in a private placement financing, which is expected to result in gross proceeds to Sensei of approximately $200 million before deducting placement agent and other offering expenses. The financing included participation from B Group Capital, Balyasny Asset Management, Columbia Threadneedle Investments, Cormorant Asset Management, Fairmount, Logos Capital, RA Capital Management, Vivo Capital, multiple leading life sciences funds, and other institutional investors. Sensei expects to use the proceeds primarily to advance PIKTOR through key clinical milestones, including topline data from an ongoing Phase 2 trial in second-line advanced endometrial cancer, as well as, the initiation of a Phase 1b trial in HR+/HER2- advanced breast cancer, both expected by year end 2026, with remaining proceeds for general corporate purposes and completion of Sensei’s ongoing Phase 1/2 trial of solnerstotug.

“The clinical data, the caliber of the scientific team, and the investor syndicate that came together for these transactions reinforce our conviction in the program,” said Bob Holmen, Chairman of the Board of Directors of Sensei Biotherapeutics. “With these proceeds, we believe the company is well capitalized to execute through key clinical milestones in endometrial and breast cancer.”

“In the PI3K pathway, the field has repeatedly run into the same constraint. Single-node inhibitors force a tradeoff between efficacy and tolerability,” said Anand Parikh, Co-founder of Faeth Therapeutics and new Chief Operating Officer and director of Sensei. “PIKTOR is designed to change that tradeoff by inhibiting PI3K-alpha and mTORC1/2 simultaneously, and we believe we can achieve more complete pathway suppression with improved tolerability. We saw the signal in our Phase 1b, including a number of complete responses in endometrial cancer patients after multiple prior lines of therapy. This financing takes us through topline Phase 2 data in that population and advances the Phase 1b breast cancer program.”

About Sensei Biotherapeutics

Sensei Biotherapeutics, Inc. (Nasdaq: SNSE) is a clinical-stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients. Following the acquisition of Faeth Therapeutics, Sensei’s lead program is PIKTOR, an investigational multi-node inhibitor of the PI3K/AKT/mTOR pathway in development for endometrial and breast cancer. Sensei is also completing a Phase 1/2 trial of solnerstotug, its V-domain Ig suppressor of T cell activation (VISTA) inhibitor, in patients with advanced solid tumors.

Sensei intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, please visit www.senseibio.com, and follow the company on X @SenseiBio and LinkedIn.

About Faeth Therapeutics

Faeth Therapeutics is a clinical-stage biotechnology company developing multi-node therapies that target tumor metabolism and signaling. The company’s lead program, PIKTOR, is an investigational all-oral combination of serabelisib and sapanisertib designed to inhibit multiple nodes of the PI3K/AKT/mTOR pathway, including PI3K-alpha and mTORC1/2. Faeth is advancing PIKTOR across solid tumors, including endometrial and breast cancer.

Faeth was co-founded in 2019 by Anand Parikh and Oliver Maddocks, PhD. Faeth’s scientific founders include Lewis Cantley, PhD (discoverer of the PI3K pathway), Siddhartha Mukherjee, MD, DPhil (Pulitzer Prize–winning physician-scientist), Karen Vousden, PhD, Scott Lowe, PhD, and Greg Hannon, PhD.

About PIKTOR

PIKTOR is a proprietary investigational all-oral combination of serabelisib and sapanisertib that inhibits multiple nodes of the PI3K/AKT/mTOR pathway, including PI3K-alpha and dual mTORC1/2. In a completed Phase 1b trial, PIKTOR plus paclitaxel demonstrated an overall response rate of 47% in response-evaluable patients (n=15) averaging four prior lines of therapy (range 1–12), with a 71% response rate in patients with PI3K pathway mutations, including three complete responses, two in endometrial cancer with progression-free survival of 26.9 and 20.0 months. PIKTOR is currently being studied in solid tumor settings, including endometrial and breast cancer.

About the Transactions

The acquisition of Faeth was structured as a stock-for-stock transaction pursuant to which all of Faeth’s outstanding equity interests were exchanged based on a fixed exchange ratio for a combination of 252,210 shares of Sensei common stock and approximately 10,604 shares of Series B non-voting convertible preferred stock (representing 10,604,490 shares on an as-converted-to-common basis), in each case, calculated on a fully-diluted basis (and without giving effect to any beneficial ownership limitations). Concurrently with the acquisition of Faeth, Sensei entered into a definitive agreement for a private placement financing with new and existing investors to raise $200 million in which the investors will be issued approximately 14,440 shares of Series B non-voting convertible preferred stock (or 14,440,395 on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations) at a price of approximately $13,850 per share (or approximately $13.85 per share on an as-converted-to-common basis). Subject to Sensei stockholder approval, each share of Series B non-voting convertible preferred stock will automatically convert into 1,000 shares of common stock, subject to certain beneficial ownership limitations set by each holder. As a result of the transactions, equityholders of Sensei immediately prior to the acquisition will own approximately 4.9% of Sensei’s common stock, equityholders of Faeth immediately prior to the acquisition will own approximately 40.8% of Sensei’s common stock and investors in the private placement financing will own approximately 54.3% of Sensei’s common stock, in each case, calculated on a fully-diluted, as-converted-to-common-basis (and without giving effect to any beneficial ownership limitations) using the treasury stock method and based on the implied equity values of Sensei and Faeth.

The acquisition was approved by the Board of Directors of Sensei and the Board of Directors and stockholders of Faeth. The closings of the transactions were not subject to the approval of Sensei’s stockholders. The approval of Sensei’s stockholders is required under the terms of the Series B non-voting convertible preferred stock in order for the Series B non-voting convertible preferred stock to be converted into shares of Sensei common stock, and Sensei is required to hold a stockholder meeting for such vote. On an as-converted basis and after accounting for these transactions (and without giving effect to any beneficial ownership limitations), the total number of shares of Sensei common stock (including shares underlying the Series B non-voting convertible preferred stock) will be approximately 26,304,468.

Lucid Capital Markets is serving as financial advisor to Sensei. Sidley Austin LLP is serving as legal counsel to Sensei. Leerink Partners is serving as the exclusive placement agent for the concurrent financing. Cantor and Citi are also serving as capital markets advisors to Sensei for the concurrent financing. Cooley LLP is serving as legal counsel to Faeth.

Conference Call and Webcast Details

The company will host a conference call and webcast today, February 18, 2026, at 8:30 a.m. ET to discuss the acquisition and financing as well as Faeth’s approach and pipeline assets. To access the call, please click dial-in access. Once registered, participants will receive a dial-in number, a unique PIN, and a confirmation email with full details. To access the live webcast, please click webcast access. A replay of the webcast presentation will be temporarily archived on the Investors section of the company’s website following the presentation.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, concerning Sensei, Faeth, the concurrent financing and the acquisition of Faeth by Sensei (the “Transactions”) and other matters. These forward-looking statements include, but are not limited to, express or implied statements relating to the company’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: the Transactions, including the closing of the concurrent financing, if any, and the expected effects, perceived benefits or opportunities and related timing with respect thereto; expectations regarding or plans for the company’s pipeline, including its ongoing clinical trials, research and development programs and the expected timing for key milestones; the potential benefits of PIKTOR; and expectations regarding the use of proceeds from the concurrent financing and cash runway expectations therefrom, including such proceeds funding the company through key clinical milestones. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “opportunity,” “potential,” “milestones,” “pipeline,” “can,” “goal,” “aim,” “strategy,” “target,” “seek,” “anticipate,” “achieve,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “predict,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting the company or the Transactions will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to those uncertainties and factors described under the heading “Risk Factors” and “Summary of Risk Factors” in the company’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2025, as well as discussions of potential risks, uncertainties, and other important factors included in other filings by the company from time to time, as well as risk factors associated with companies, such as Faeth, that operate in the biotechnology industry. Should one or more of these risks or uncertainties materialize, or should any of the company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. The company does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements. This press release does not purport to summarize all of the conditions, risks and other attributes of an investment in the company.

Contacts

Investor Contact:

Stephanie Ascher, Precision AQ

Stephanie.ascher@precisionaq.com

Media Contact:

Patrick Schmidt, Consort Partners

senseibio@consortpartners.com